UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2019

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (215) 231-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

In 2009, Radian Group Inc. (the “Company”) adopted a Tax Benefits Preservation Plan, dated October 9, 2009, as amended as of February 12, 2010 and May 3, 2010, between the Company and the Bank of New York Mellon (“BNY Mellon”), as Rights Agent (the “Plan”). Computershare Limited has since replaced BNY Mellon as Rights Agent under the Plan. Under the Plan, certain Rights (as defined in the Plan) (the “Rights”) were issued for the purpose of preventing, under Internal Revenue Code Section 382 (“Section 382”), an “ownership change” that would result in the limitation on the use of certain tax benefits of value to the Company. The Plan obligated the Company’s board of directors (the “Board”) to at least annually consider whether such limitation would no longer be material to the Company in light of all relevant factors, including, in particular, the amount and anticipated utilization of the tax benefits and the Company’s market capitalization. If the Board were to determine that such limitation would not be material, the Rights would expire pursuant to the terms of the Plan on the date of such determination (the “Expiration Date”).

In connection with the adoption of the Plan, the Company also amended its Amended and Restated Certificate of Incorporation (the “Charter”) and By-laws (the “Current By-laws”) to include provisions for the same purposes of preventing, under Section 382, an “ownership change” and the resulting limitation on the use of the Company’s tax benefits. These provisions placed restrictions on the transfer of ownership of the Company’s common stock, which restrictions would be released upon the date the Board determined that a limitation on the use of the tax benefits was no longer material to the Company (the “Restriction Release Date”).

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated herein by reference in its entirety.

On March 19, 2019, the Board determined that a limitation on the use of the tax benefits under Section 382 was no longer material to the Company and accordingly that the Rights were to expire on that date. On that date, in accordance with the terms of the Plan, the Expiration Date occurred, the Rights became null, void, and of no further effect and the Plan was terminated.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the amendments thereto, copies of which are Exhibits 4.2 and 4.3 to the Annual Report on Form 10-K filed by the Company on February 28, 2018 and are incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.02 to this Current Report on Form 8-K is incorporated herein by reference in its entirety. As a result of the Board’s determination on March 19, 2019 that a limitation on the use of the tax benefits under Section 382 was no longer material to the Company, as of such date, under the Charter and the Current By-laws, the Restriction Release Date occurred. Accordingly, the restrictions within the Charter and the Current By-laws on the transfer of ownership of the Company’s common stock terminated as of that date.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 to this Current Report on Form 8-K is incorporated herein by reference in its entirety. Section 6.06 of the Current By-laws related in its entirety to restrictions on the transfer of ownership of the Company’s common stock and the termination of those restrictions. Upon the Restriction Release Date the restrictions on such transfers under the Current By-laws lapsed and are no longer operative. Effective March 19, 2019, the Board amended and restated in its entirety the Current By-laws and adopted revised by-laws of the Company (the “Second Amended and Restated By-laws”) and in doing so removed the content of Section 6.06 in its entirety. A copy of the Second Amended and Restated By-laws is attached hereto as Exhibit 3.1 and a version marked against the Current By-laws is attached hereto as Exhibit 3.2, and each is incorporated herein by reference.

On March 19, 2019, the Company filed a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware eliminating all provisions of the Certificate of Designation filed by the Company with the Delaware Secretary of State on October 9, 2009 related to a series of preferred stock designated as Series A Junior Participating Preferred Stock established pursuant to the Plan. A copy of the Certificate of Elimination is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated By-laws of the Company

3.2	Second Amended and Restated By-laws of the Company (marked)

3.3	Certificate of Elimination of the Series A Junior Participating Preferred Stock of Radian Group Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: March 19, 2019	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary